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                                EXHIBIT 10.77


                SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP IV
                              ONE CANTERBURY GREEN
                           STAMFORD, CONNECTICUT 06901

October 5, 2000

CONFIDENTIAL
Michael F. Dougherty
President/Chief Executive Office
Venturi Technologies, Inc.
6295 East 56th Avenue
Commerce City, Colorado 80022

                     LETTER OF INTENT FOR THE PURCHASE OF A
            NEW PREFERRED STOCK ISSUED BY VENTURI TECHNOLOGIES, INC.

This letter of intent sets forth the basic terms and conditions under which Saugatuck Capital Company Limited Partnership IV SBIC ("Saugatuck"), is willing to purchase a new Series G Preferred Stock (the "Transaction") to be issued by Venturi Technologies (the "Company"):

1. Type of Security:       Series G Redeemable Senior Preferred Stock
                           ("Preferred-G") with warrants ("Warrant-G") for
                           Common Stock ("Common"). The exercise price of the Warrant-G shall be $0.001 per share.

2. Issuer:                 Venturi Technologies, Inc.

3. Amount:                 $5.0 million minimum and $7 million maximum.

4. Purchaser:              Saugatuck Capital Company Limited Partnership IV
                           SBIC will purchase a minimum of $5 million..

5. Dividend:               The Preferred-G shall carry a paid-in-kind ("PIK")
                           dividend of 9.0%. Due and payable when said dividend declared by the Board of Directors.

6. Liquidation
   Preference:             The Preferred-G and the Preferred-H and all accrued
                           but unpaid dividends shall rank senior to any other class of preferred stock and shall rank senior to all other equity in the case of liquidation.

7.  Redemption:            The Preferred-G, along with all accrued but unpaid
                           dividends, may be redeemed at any time at the option of the Company. In addition, the Preferred-G shall be redeemed upon the earlier of: (i) a Qualified
                           Secondary Offering as defined herein, (ii) a change in control, (iii) a sale of all or a material part of the Company"s assets, or (iv) 61 months from date of issue. The Company shall not redeem any other preferred stock, or pay dividends thereon unless it has redeemed the principal and has paid the accumulated


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                           dividends of the Preferred-G. A Qualified Secondary
                           Offering is defined as an underwritten offering wherein the gross proceeds realized by the Company is at least $20 million.

8. Warrant-G Terms:        The Warrant-G, which will be issued simultaneously
                           with the purchase by Saugatuck of $5 million of Preferred-G, will be exercisable into 35% of the Company's common stock on a fully-diluted basis as of the closing of the Transaction (the "Closing"), at an exercise price of $0.001 per share. Fully diluted equity will include the common stock associated with Warrant-H described hereunder. If the Company issues more than $5 million of Preferred-G (the "Additional
                           Preferred-G"), the warrant attached thereto shall be equal to 7% of the Company's fully-diluted common shares as of the Closing per $1 million of Additional
                           Preferred-G and shall, on a pro rata basis, have the same Clawback, Put and Anti-dilution provisions as the Warrant-G issued to Saugatuck.

                           Warrant-G will be convertible on 70/30 basis into Series A Voting Common Stock (i.e., the existing common stock) and Series B Non-Voting Convertible Common Sock. Series B Common is convertible into Series A Voting Common Stock at anytime at the option of the holder. Other than voting rights, Series A and Series B Common are identical in all respects.

9. Clawback:               If, at the time of a Liquidity Event (defined herein)
                           the overall realized IRR by Saugatuck on its investment is not in excess of the greater of 40% per annum or, if during the first 36 months of the investment in excess of 2.8 X Saugatuck's $5 million investment, the Warrant-G issued to Saugatuck automatically will be exercisable into 44% (the
                           "Clawback") of the Company's fully-diluted common share as of the time of the Closing.

                           A Liquidity Event for purposes of calculating the Clawback is defined as a Qualified Secondary Offering, a change in control, or a sale of all or a material part of the Company's assets.

10. Warrant-G
      Term: Ten year life and will be exercisable at any time at Saugatuck's option.

11. Put Option:            In the event that the Company has not executed a
                           Qualified Secondary Offering or otherwise provided a Liquidity Event within 61 months of the Closing, Saugatuck will thereafter have the right for a period
                           59 months to put the Warrant-G, including the Clawback amount if appropriate, to the Company at an amount equal to the Warrant's fair market value, with no discounts for liquidity or minority positions, as determined by a mutually-agreed upon authority (the
                           "Put Option").


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Saugatuck / Venturi Technologies, Inc.
October 5, 2000




12. Voting:                Warrant-G Holders shall vote the underlying Series A
                           on an as-converted basis with Common Shareholders.

13. Anti-Dilution:         The Warrant-G will be subject to a "full ratchet"
                           anti-dilution adjustment in the event that the Company issues additional equity securities at a purchase price less than the deemed price (i.e., $5 million divided by the number of shares represented by Saugatuck's Warrant-G) paid by Saugatuck. The conversion will also be subject to proportional adjustment for stock splits, stock dividends, recapitalization and the like.

14. Participation
    Rights: The Warrant-G Holders shall participate in any common stock dividends and distributions as if the Warrant-G had been exercised.

15. Preemptive
    Rights: Preferred-G Shareholders shall have the right to purchase that number of shares of future private offerings of equity or equity-related securities (or warrants or securities convertible into equity securities) of the Company that will enable each to maintain its fully diluted percentage ownership of the Company.

16. Registration
    Rights: The Company will authorize, reserve and register sufficient Common stock shares to allow for the exercise of the Warrant-G and the maximum amount of the Clawback. Holders of Warrant-G will have unlimited piggyback rights (subject to customary underwriter cutbacks) and two demand registrations which will be paid by the Company.

17. Board
    Representation:        The Board of Directors will be comprised of seven
                           directors. Saugatuck will nominate two of the board members. The Core Shareholders (herein defined) and
                           Saugatuck will vote for each other's nominees. Core
                           Shareholders are the Beallieu/Bouckaert, Ranck,
                           Greenwich/Dornier, Bishoff interests and the MPI Note holders. The Company will reimburse directors for all out-of-pocket expenses, if any, related to attending
                           Board meetings or other functions in their capacity as directors.

18. Audit and
    Compensation
    Committees:            Saugatuck will nominate at least one representative
                           for each of the Audit and Compensation Committees.

19. Restrictive
    Covenants:             The Company may not, without the consent of the board
                           and

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                           Saugatuck's nominated directors: (i) issue any
                           class or series of equity security senior to, or pari passu with, the Preferred-G and the Preferred-H and Warrant-G and Warrant-H; (ii) enter into any agreement that would restrict the Company's right to perform under the Preferred-G Stock Agreement and Warrant-G Agreement; (iii) amend the charter or bylaws in any manner which would impair or reduce the rights of Preferred-G or Preferred-H Shareholders and Warrant-G and Warrant-H Holders; (iv) effect a merger of consolidation or sell substantially all of the Company's assets; (v) liquidate or dissolve; (vi) consummate any acquisition with a purchase price in excess of $2 million; (vii) enter into any related-party transaction; (viii) redeem or repurchase any outstanding stock; (ix) declare or pay any dividends on any issuance of stock other; (x) adopt, amend, or increase any employee stock plan or employee benefit or compensation arrangement; (xi) enter into any other line of business other than a business substantially similar or related to the existing business; or (xii) amend the Preferred-G terms without the consent of at least 55% of the Preferred-G's shareholders; (xiii) issue any securities, options or rights to purchase securities for less than fair market value; (xiv) increase or decrease the authorized number of common or preferred shares; (xv) increase the size of the Board of Directors; or (xvi) create any security interest or lien in the Company's assets except in the ordinary course of business.

20. Information
    Rights: The Company will provide consolidated and consolidating financial reports within 30 days of month end. These financial reports shall include income statements, balance sheets and cash flow statements and shall provide comparisons to both budget and prior year results. The reports will be accompanied by a management narrative describing the operating results for the period and the current issues facing the Company. The Company will submit annual financial statements audited by a firm acceptable to Saugatuck within 90 days following fiscal year end. The Company will provide (i) all management letters of the accountants; (ii) an annual budget for the following year before the prior year end; (iii) notification of defaults under material agreements; (iv) notification of material litigation or threat of litigation; (v) copies of all filings made with the Securities and Exchange Commission; and
                           (vi) any other information reasonably requested.

21. Shareholders
    Agreement:             Saugatuck, the Core Shareholders and Executive
                           Management (the "Management") will enter into a Shareholders Agreement which will include, but not be limited to, the following: (i) agreement to vote for each others board nominees; (ii) stipulations on sale and transfer of stock prior to a Qualified Secondary
                           Offering; (iii) agreement that none of the Core

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                           Shareholders nor Management will sell more than 5% of
                           its stock in the Company, including warrants and options, without the consent of Saugatuck; (iv) a mechanism for stock transfers for estate planning;
                           (v) Saugatuck's right to "drag along" the Core Shareholders and Management in the event Saugatuck arranges for the sale of the Company; and (vi) Core Shareholders and Management's right to "tag along" in the event Saugatuck sells its shares in the Company.

22. Amendment of
    Rights: Amendments to the Preferred-G Stock Purchase, Warrant-G and the Shareholder Agreements must be approved by Saugatuck.

23. Employment
    Contracts and
    Non-Compete
    Agreements:            Retention of current employees, key executive
                           management ("Key Executives"), key management ("Key
                           Management") and protection of the Company's business and intellectual property are of utmost importance to Saugatuck.

                           Key Executives will enter into evergreen two year employment agreements which will include non-compete provisions during the term of employment and two year non-compete agreements which will become effective after the employee leaves the employment of the Company, and confidentiality, invention, and protection of technology/proprietary know-how agreements (the latter three collectively called the "Intellectual Property Agreements").

24. Key Person
    Life Insurance:        The Company shall maintain a $5.0 million life
                           insurance policy on the life of each of Michael
                           Dougherty, Mitchell Martin, and Stephen Abate. The application of proceeds from any such policy shall be used to immediately redeem a like amount of the Preferred-G.

25. Bridge Loan
    Conversion:            Simultaneously with the Saugatuck investment, the
                           approximately $2.75 million loans due Core
                           Shareholders and $1 million of the MPI note shall be converted into Series H Redeemable Preferred Stock
                           (the "Preferred-H") with Warrants ("Warrants-H") for
                           Common Stock ("Common"). The Warrant-H, which will be attached to the $3.75 million of Preferred-H, will be exercisable into 26.25% of the Company's fully-diluted Series A Voting Common shares as of the closing of the Transaction (the "Closing"), at an exercise price of $0.001 per share. Fully diluted equity will also include the common stock associated with the Warrant-G described above.

                           Warrant-H will not have clawback rights and the Warrant-H put

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                           provision will be junior to the put provision of
                           Warrant-G.

                           The Preferred-H, will be pari passu with the Preferred-G with regard to redemption and payment of dividends.

26.Regulatory
   Issues: Saugatuck is a Small Business Investment Company. The Company agrees to provide information that may be required pursuant to SBA regulations.

27. Conditions
    of Closing:            The completion of the Transaction shall be subject
                           to satisfaction, in Saugatuck's sole judgement, of its due diligence review of the Company and the industry; completion of satisfactory documentation;
                           the absence of any material adverse change in the business or prospects of the Company; and the approval of Saugatuck's general partners;

                           The negotiation and execution of a definitive stock purchase agreement, drafted by Saugatuck's legal counsel acceptable to the parties and containing customary representations, warranties, covenants, indemnification provisions, closing conditions, non-compete and confidentiality agreements including, without limitation, representations, warranties and covenants by the Company and Core Shareholders:

                           The Company has since August 31, 2000 and will until the Closing conduct business only in the ordinary course;

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                           The absence of any material adverse change between
                           August 31, 2000 and the Closing in the business, prospects, operating and financial performance and condition of the Company;

                           The execution of employment, non-competition and Intellectual Property agreements with Key Executives and Key Management;

                           The Company is in full compliance with all government regulations and laws and that there are no known environmental issues or problems;

                           Prior to or simultaneous with the Saugatuck
                           Investment, all currently issued preferred stock and accrued dividends will be converted into common stock at a conversion price to be determined by the Board of Directors;

                           All outstanding warrants and options (excluding management's) shall either be converted or canceled;

                           The MPI Note of $3.45 million shall be restructured as follows: $1 million will be treated as a bridge loan and converted to Preferred-H; approximately $300,000 will be redeemed in exchange for the sale of the installation business to Mr. Lloyd Peterman; $500,000 will be converted to 1 million shares of Common Stock; $675,000 will be paid in cash at the Closing; and $975,000 (the Remaining Amount") will be left in place on the same terms of the current MPI Note, provided the current amortization schedule will reflect the reduced amount of the MPI Note. The Remaining Amount balloon payment will be paid in a single payment at the Company's option on either the fifth, sixth or seventh anniversary of the Closing. If paid on the fifth anniversary, the Company will be granted a 10% early payment discount based on the principal amount due. If paid on the seventh anniversary, the Company will pay a 10% premium of the amount of principal due. The Remaining Amount will be subordinated in payment to any lender debt, including lease financing debt.

                           Mr. Lloyd Peterman's employment agreement and services shall be terminated at no expense to the Company.

                           Payment of all past taxes and resolution of all tax penalties and liens;

                           Restructuring of the lease agreement with the Franklin Group such that all lease payments due between April 1, 2000 and March 31, 2001 are forgiven and, thereafter, future lease payments are reduced 20%.

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                           Management's incentive compensation program will be
                           revised in a manner acceptable to Saugatuck, if necessary, to ensure Management has appropriate financial incentives and that such incentives are congruent with the financial objectives of the Company and its shareholders; and

                           Presentation of audited financial statements audited by a firm acceptable to Saugatuck.

28. Access to
    Information:           Immediately following acceptance of this letter, the
                           Company will provide Saugatuck and its
                           representatives access to the books, records, financial statements and properties of the Company to enable Saugatuck and its lender to complete their due diligence investigation. Saugatuck and its employees, representatives and agents shall hold in confidence all non-public information disclosed to them by the Company and its representatives, agents, customers and vendors (collectively, "Evaluation Material").
                           Evaluation Material shall be used by Saugatuck only for the purpose of reaching an agreement for the Transaction contemplated hereby by Saugatuck with the Sellers and will be maintained in strictest confidence by Saugatuck. Saugatuck will not use the Evaluation Material in any way which is detrimental to the Company or for its own benefit, unless the Transaction contemplated hereby by Saugatuck occurs.
                           Notwithstanding the foregoing, Saugatuck may disclose
                           Evaluation Material to its counsel, auditors, investment bankers, potential sources of financing, and others assisting Saugatuck in connection with this proposed transaction, provided that Saugatuck first makes such person and entities aware of the confidentiality obligation, and such persons and entities agree to be bound thereby. "Evaluation
                           Material" does not include information which (i) is or become generally available to the public other than as a result of a disclosure by Saugatuck, its employees, representatives, agents or others assisting Saugatuck in connection with this proposed transaction, or (ii) was lawfully and demonstrably in Saugatuck's possession on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company known to Saugatuck.

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29. Cooperation and
    Exclusive
    Dealing: Saugatuck, the Company and the Core Shareholders will cooperate in good faith and proceed expeditiously in the preparation of the documents and the taking of other actions necessary to consummate the transactions contemplated hereby. Each of the Company and the Core Shareholders agree, on behalf of themselves and their respective officers, directors and affiliates, that for a period of time 60 days from the date hereof, they will not discuss this financing opportunity or enter into financing arrangements with sources of equity or equity related financing other than with Saugatuck. The Company and the Seller will immediately notify Saugatuck if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. If the Company accepts another financing offer other than Saugatuck's, the Company will immediately pay Saugatuck a Breakup Fee of $125,000 and reimburse Saugatuck for all incurred out-of-pocket expenses.

30. Professional
    Fees And
    Expenses:              Saugatuck's out-of-pocket fees and expenses,
                           including legal fees and due diligence expenses, relating to the offering will be paid out of the gross proceeds. The reimbursed expenses shall not exceed $125,000, except in the case of payments made in accordance with item 29 above.

31. Transaction,
    Investment Banking
    And Management
    Fees: Saugatuck will be paid an investment banking/transaction fee of 5% ( the "Fee") on any new equity invested in the Company by Saugatuck or by any investor introduced to the Company by Saugatuck, including the Preferred-G, but excluding the Preferred-H and any secondary offering. Said Fee will be reduced by the amount of any fees paid to Victor Greene. The Fee will be payable at the Closing.

32. Non-Binding
    Agreement:             Other then for Paragraphs 28, 29, 30, 32 and 33,
                           which are binding on the Company, the Core
                           Shareholders and Saugatuck, this proposal is intended to provide the basis for the preparation of a definitive stock purchase agreement (the "Purchase
                           Agreement"). This letter of intent represents the parties" current good faith intention to negotiate and enter into a definitive agreement on the terms contained herein. It is not, and is not intended to be, a binding agreement between us and neither
                           Company, the Core Shareholders nor Saugatuck shall have any

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                           liability to the other if the parties fail to
                           execute a definitive Purchase Agreement for any reason.

33. Counterparts:          This Letter of Intent may be signed in one or more
                           counterparts, each of which constitutes an original and all of which constitute one original. Facsimile transmitted copies of signed counterparts constitute an original.

Very truly yours,

SAUGATUCK ASSOCIATES, INC.
SAUGATUCK CAPITAL COMPANY PARTNERSHIP IV SBIC


By:      /s/ Thomas J. Berardino
      -----------------------------
Name:  Thomas J. Berardino
Title: Managing Director & General Partner

AGREED TO AND ACCEPTED BY
VENTURI TECHNOLOGIES, INC.

By:      /s/ Bruce E. Ranck
      -----------------------------
Name:  Bruce E. Ranck
Title: Chairman of the Board of Directors

AGREED TO AND ACCEPTED BY
VENTURI TECHNOLOGIES, INC.

By:      /s/ Michael F. Dougherty
      -----------------------------
Name:  Michael F. Dougherty
Title: President and Chief Executive Officer


AGREED TO AND ACCEPTED BY
VENTURI TECHNOLOGIES CORE SHAREHOLDERS
Bruce E. Ranck

By:      /s/ Bruce E. Ranck
      -----------------------------
Name:
Title:

Daniel Dornier
By:      /s/ Daniel Dornier
      -----------------------------
Name:
Title:


Mitchell J. Martin
By:      /s/ Mitchell J. Martin
      -----------------------------
Name:


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Title:


Greenwich Capital A.G.
By:
      -----------------------------
Name:
Title:
Carl Bouckaert / Beaulieu of America
By:      /s/ Carl Bouckaert
      -----------------------------
Name:
Title:



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